LICENSE AGREEMENT

THIS RIGHTS AGREEMENT (the "Agreement") is entered into as of October
20, 2016, by and between Empire the Musical Worldwide, LLC, care of
Feldman, Golinski + Reedy PLLC, 100 Wall Street, 23rd Floor, New York,
NY 10005 ("Producer") on the one hand, and ESRT Empire State
Building, L.L.C., care of Empire State Realty Trust, Inc., One Grand
Central Place, 60 East 42nd Street, New York, NY 10165 ("Licensor") on
the other, with respect to that certain original live stage
dramatico-musical play entitled EMPIRE (the "Play").

1. GRANT OF RIGHTS:

      a. On a worldwide basis and for a term commencing on the date hereof until the expiration of the Play's term of (US) copyright, the
Licensor hereby grants to the Producer, on a non-exclusive, quitclaim basis (that is, only to the extent that such rights are held by
Licensor), the rights (a) to present and perform the Play on the stage before live paying audiences, as such may contain logos, marks, trademarks and copyrightable expression including without limitation, designs, architecture, photographs and drawings relating to or in connection with the Empire State Building name and image (the
"Properties"), the creation of which building is the subject of the libretto of the Play, (b) to exploit such Properties as is necessary and reasonable, in all media, for the sole purpose of advertising, marketing and publicizing productions of the Play (or Ancillary
Rights), provided that the Producer does not earn income, revenue or other consideration solely in connection with such usage, and provided that the Properties shall not be used to sponsor, endorse or advertise any other or third party good, service, political party or movement, body or entity (the foregoing not to include investors, producers, presenters, venues and other parties presenting the Play, in their capacity as such), and (c) to exploit such Properties in connection with "Ancillary Rights", that is, as is necessary and reasonable in the applicable medium so as to create, distribute, sell, copy, perform or exhibit (i) print publications of the Play,
(ii) souvenir publications relating to the Play, (iii) mechanical or digital sound recordings of casts/orchestras performing the score of the Play, and (iv) commercial use products and other merchandising sold in connection with and that relate to the Play (i.e., coffee cups and t-shirts) (the "Merchandising").  The foregoing shall be referred to herein as the "Rights".  Nothing herein shall obligate the Producer to produce the Play, or use, include or exploit any
Rights.

      b. The Producer recognizes that the Properties are of great value and a source of significant goodwill for Licensor and that any trademark rights which arise from the use of the Properties pursuant to this Agreement shall inure to the benefit of Licensor.  Any use of the Properties pursuant to this Agreement shall be of good and reasonable quality and Licensee shall have the right to inspect such uses to ensure such quality.  Notwithstanding any contrary provision herein, no usage of the Properties is permitted hereunder that might in any way disparage any aspect of the Empire State Building or the activities of its owner or operator.

      c. Any use by the Producer of an image or visual
representation of the Empire State Building in connection with
Merchandising also must prominently display the name of the Play in close proximity to such image or visual representation.

      d. All programs for the Play shall contain the following
attribution in a location and manner typical for such attribution:
"The Empire State Building name and image are registered trademarks of ESRT Empire State Building, L.L.C. and are used with permission."

IA. ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns.  A party may assign this Agreement only in writing and provided that the assignor remains secondarily liable for the discharge of obligations
assigned.   The parties acknowledge that when the Producer's rights
in and to the Play expire, the Producer will assign this Agreement to the authors of the Play, so that the authors may thereafter license the Play worldwide, particularly stock and amateur productions.

2. PAYMENT AND CONSIDERATION.

 a. Concurrent with the execution of this Agreement by the
Licensor the Producer shall pay the sum of Two Thousand Five Hundred
Dollars (US$2,500) to the Licensor the satisfaction of which such obligation in its entirety shall be a condition precedent to the discharge by the Licensor of any obligations hereunder.

 b. With respect to the creation, sale, distribution, copying or other use, inclusion or exploitation of the Properties in or in connection with or related to any Merchandising, the Licensor shall be paid Five Percent (5%) of 100% of gross retail sale price paid by consumer(s) at source with no deduction or offset, but subject to returns and not to include amounts paid as sales or other tax.

  i. The Producer shall provide the Licensor with customary
statements and payments within 90 days following each calendar half year accompanied by monies due.  Not more than once every calendar year and with two weeks' prior written notice, the Licensor may, at its expense, engage a CPA to examine all of the books and records of the Producer relating to Merchandising, at the Producer's regular place of business, during business hours.  The Producer will reimburse the Licensor for the cost of such audit if any underpayment is found (and shall pay the underpayment).

3. REPRESENTATIONS AND WARRANTIES:   Producer warrants that (a) the
Play (including title) and exploitations of it contemplated hereunder will not conflict with or infringe upon any rights whatsoever of any person, entity or body, including, without limitation, privacy, publicity, copyright, or trademark (b) the discharge by Producer of the obligations hereunder and the performance of this Agreement shall not violate the rights of any third party, (c) the Producer has the right and authority to enter into this Agreement on behalf of the
Play and Authors, (d) the Producer is an entity in good standing in all applicable jurisdictions and (e) any use of the Properties shall comply with all applicable laws, rules and regulations .  The
Producer shall indemnify, defend and hold harmless the Licensor and its affiliates, subsidiaries, owners, investors, directors, managers, members, stockholders, parents, successors, licensees, assigns, employees, representatives and agents, and the principals and owners of the foregoing in their capacity as such in the case of any entities (the "Indemnified Parties"), from and against any claim, suit, action, case, arbitration or litigation and any attendant costs, fees, losses, damages, settlements or other liabilities
(collectively, "Liability") resulting from the Producer's breach hereof, Producers negligence, Producer's misconduct, or any
performance, exhibition, presentation, copying, distribution or other exploitation of the Play, the Properties or the Rights, including in connection with Merchandising.  The Indemnified Parties shall be endorsed as additional insured parties on the general liability and errors and omissions policies obtained in connection with the Play or any production or other exploitation thereof.

4. RELEASE.  To the extent that the Producer commits any act or omission, including any acts or omissions prior to the date hereof, related to the use of the Properties in connection with the Play or
Merchandising, which, but for the existence of this Agreement, would give rise to a claim (a "Claim"), the Licensor hereby releases the
Producer and its successors in interest from any such Claim and any attendant Liability.

5. REMEDIES:  Remedies for any breach or alleged breach hereunder shall be limited to an action at law for money damages, if any, and in no event shall either party pursue or obtain equitable or injunctive relief or otherwise impair, hamper, enjoin or restrain the exhibition, performance, distribution, production or other
exploitation of the Play.   This Agreement shall be governed by the
laws of the State of New York and the United States federal laws, and any controversy or claim arising out of or in relation to this
Agreement, including the validity, construction or performance of this Agreement, shall be resolved by arbitration in accordance with the rules and procedures of the American Arbitration Association
(AAA) before a single arbitrator in New York City. The arbitrator will be instructed to award attorney's fees and arbitration costs to the prevailing party. The resultant decision shall be enforceable in any court having jurisdiction over the party(s) to be bound thereby.
A party shall not be in breach hereof until such party has failed to cure the breach in question within one (1) week of its receipt of written notice thereof from the other party. A waiver of any breach shall not waive a prior or subsequent breach.

6. NOTICES: Notices hereunder shall be in writing, via email (if written confirmation may be obtained), facsimile (if written confirmation may be obtained), personal delivery, overnight courier or certified mail.  The date and time of confirmation (for facsimile or email), certification or delivery (if notice is by personal delivery or overnight courier) shall be the date and time of such notice, unless such date and time do not fall between 9:00 a.m. and
5:00 p.m. (recipient's time zone) on a business day, in which case the date and time shall be deemed to be 9:00 a.m. on the next business day.

7. MISCELLANEOUS: This Agreement contains the entire understanding of the parties as to the subject matter hereof. If any provision of this Agreement is invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect. This Agreement may not be altered in any way except by a written instrument signed by the parties.  Previous agreements or communications regarding the subject matter hereof are of no force or affect.  This Agreement is not a partnership between or joint venture by the parties hereto and neither party is the agent of the other. This Agreement may be signed in counterpart (and/or facsimile and/or PDF), each of which shall be deemed an original, but all of which together shall constitute the
Agreement.

IN WITNESS WHEREOF each the parties hereto have executed this
Agreement as of date set forth above.

ESRT EMPIRE STATE BUILDING, L.L.C.              EMPIRE THE MUSICAL
WORLDWIDE LLC

_______________________________
 _______________________________
By:        By:

Title: Authorized Signatory     Title: Authorized
Signatory
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